Exhibit 10.32

Employment Letter

December 24, 2003

Alan Rubinfeld

68 Redner Road

Morristown, N J07960

Dear Alan;

Please allow this letter to serve as the entire agreement between Savient Pharmaceuticals, Inc. (the “Company”) and you, Alan Rubinfeld (the “Employee”) with respect to certain aspects of your employment with the Company.

Acknowledgement

The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum CFO Partners, LLP (“Tatum”), which will benefit the Company in that the Employee will have access to certain Tatum resources.  The Employee acknowledges and agrees that as compensation for access to Tatum’s resources, the company will pay certain specified amounts to Tatum as provided in the Resources Agreement between the Company and Tatum, dated on or about the date of this agreement, and acknowledges that such amounts might otherwise have been paid to Employee as compensation, and that Employee shall have no right to such amounts.  The Company and the Employee agree that any payments made to Tatum are not to be treated as compensation to the Employee for purposes of determining taxable income and should not be reflected as compensation in the Employee’s W-2 report.

Beginning Date

The Employee will work for the Company beginning on January 5, 2004 and this contract will expire on April 30, 2004.

Position and Duties

Employee shall serve as the acting chief financial officer of the Company, reporting to the Company’s chief executive officer.  Employee shall perform such duties and functions as the Company’s chief executive officer and Board of Directors shall from time to time determine and Employee shall comply in the performance of such duties with the policies of, and be subject to the direction of, the Company’s chief executive officer and Board of Directors.

During the term of this Agreement, Employee shall devote all of his working time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties.  Employee shall perform the duties assigned to him with fidelity and to the best of his ability.

The principal location at which the Employee shall perform his duties hereunder shall be at the Company’s offices in East Brunswick, New Jersey.  Notwithstanding the foregoing, Employee shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Employee recognizes that such duties may involve periodic travel, including travel to the United Kingdom and Israel.

Compensation

Salary

Employee will be paid $20,833 a month

Other Compensation Provisions:

Benefits

The Employee will be eligible to participate in the Company’s  401(k) plan to the extent permitted by the terms of such plan and will be eligible for vacation and holidays consistent with the Company’s policy as it applies to senior management, and to the extent permitted by the applicable plan the Employee will be exempt from any delay periods required for eligibility.

In lieu of the Employee participating in the Company-sponsored employee medical insurance benefit and disability plans, the Employee will participate in Tatum’s group plans as a partner of Tatum, and the Company will pay the Employee an amount equal to that portion of the premium paid by the Company in respect of employee participation in the Company’s medical and disability insurance plans.  Such payment will be made monthly as an expense reimbursement and, to the extent permitted by law, not part of employee compensation.  Notwithstanding the above, the Company may include the Employee as a participant in the Company’s own disability plan or other benefit plans if such plans are not provided by Tatum.

The Employee will be covered by the Company’s director and officer insurance to the same extent as other senior management of the Company at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.

The Company agrees to indemnify the Employee to the full extent permitted by law and to the same extent as it indemnifies its other senior executive for any losses, costs, damages, and expenses, including reasonable attorneys’ fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with employment with the Company.

Termination

The Company may terminate the Employee’s employment for any reason upon at least 30 days’ prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice.  Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days’ prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice.  The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice; provided, however, that the Company may elect not to have Employee continue to provide services during such period, and may prohibit Employee from coming to the Company’s offices during such period, but the Company shall be obligated to continue to pay Employee during such 30 day period.  The Employee may terminate this letter agreement immediately if the Company has not remained current in its obligations under this letter or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This agreement will terminate immediately upon the death or permanent disability of the Employee.  For purposes of this agreement, permanent disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company’s Board of Directors acting in good faith.

The Employee’s Salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

 If the termination of this Agreement is within 90 days of the Beginning Date, the Employee will be entitled to receive a payment equal to the remaining term of the contract.

Non-Disclosure of Confidential Information

Employee shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants) or is required by law (in which case Employee shall, to the extent practicable, give the Company prior written notice of such required disclosure) or with the prior written consent of the Company’s chief executive officer), to any person, firm or corporation, any confidential information acquired by him during the course of, or incident to, his employment hereunder, relating to the Company and its subsidiaries (collectively, the “SPI Group”), any client of the SPI Group or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any confidential information which thereafter becomes publicly available other than pursuant to a breach of this section by Employee.

All information and documents relating to the SPI Group as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Employee shall use commercially reasonable best efforts to prevent any publication or disclosure thereof.  Upon termination of Employee’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Employee’s possession or control shall be returned and left with the Company.

Employee agrees that if he breaches, or threatens to commit a breach of, any of the provisions of this non-disclosure of confidential information section of this agreement (the “Restrictive Covenant”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenant specifically enforced by a court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenant would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Notwithstanding the foregoing, nothing herein shall constitute a waiver by Employee of his right to contest whether a breach or threatened breach of the Restrictive Covenant has occurred.

Miscellaneous

This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

The provisions in this agreement concerning the payment of Salary and the non-disclosure of confidential information will survive any termination or expiration of this agreement.

Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) if and to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The terms of this letter agreement are severable and may not be amended except in a writing signed by the parties.  If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of New Jersey without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

Savient Pharmaceuticals, Inc

By:	/s/ Sim Fass

Name: Dr. Sim Fass

Title: CEO

Acknowledged and agreed by:

EMPLOYEE:

/s/ Alan Rubinfeld
(Signature)

Alan Rubinfeld
(Print name)

Date: